Exhibit 4.2
EOG Resources, Inc.
Officers’ Certificate
Establishing 6.125% Senior Notes due 2013 and 6.875% Senior Notes Due 2018
     The undersigned, Helen Y. Lim, Vice President and Treasurer, and Frederick J. Plaeger, II, Senior Vice President and General Counsel, of EOG Resources, Inc., a Delaware corporation (the “Company”), hereby certify, pursuant to Sections 102 and 301 of the Indenture, dated as of September 1, 1991 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A. (formerly, Texas Commerce Bank National Association)), as Trustee (the “Trustee”), that on September 25, 2008 the Chairman of the Board and Chief Executive Officer, Vice President and Chief Financial Officer, and Vice President and Treasurer of the Company approved, pursuant to the resolutions of the Board of Directors of the Company dated September 24, 2008, that the terms of two series of notes to be issued under the Indenture, and the form thereof, are as follows:

Designation of Notes:	6.125% Senior Notes due 2013 (the “2013 Notes”).

6.875% Senior Notes due 2018 (the “2018 Notes” and, together with the 2013 Notes, the “Notes”).

The 2013 Notes and the 2018 Notes are being issued as two separate series.

Aggregate Principal Amount:	$400,000,000 aggregate principal amount of 2013 Notes and $350,000,000 aggregate principal amount of 2018 Notes. The Company may reopen either series of Notes for additional issuances from time to time pursuant to the terms of the Indenture.

Denominations:	$2,000 and integral multiples of $1,000 in book-entry form only.

Stated Maturity Date:	The 2013 Notes will mature on October 1, 2013 unless redeemed earlier by the Company. The 2018 Notes will mature on October 1, 2018 unless redeemed earlier by the Company.

Interest Rate:	6.125% per annum from September 30, 2008 with respect to the 2013 Notes and 6.875% per annum from September 30, 2008 with respect to the 2018 Notes.

Interest Payment Dates:	April 1 and October 1 of each year beginning on April 1, 2009. Interest on the Notes will accrue from September 30, 2008.

Regular Record Dates:	March 15 or September 15 immediately preceding an Interest Payment Date.

Optional Redemption:	The Company may redeem the Notes of either series in whole at any time or in part from time to time, at its option, at a Redemption Price equal to the greater of:

• 100% of the principal amount of the Notes of the series then outstanding to be redeemed; or

•    the sum of the present values of the remaining scheduled payments of principal and interest on the Notes of the series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such Redemption Date.

The Treasury Rate will be calculated on the third Business Day preceding the date fixed for redemption.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) the average of five reference treasury dealer quotations for such Redemption Date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Independent Investment Banker” means any of J.P. Morgan Securities Inc., Banc of America Securities LLC or Citigroup Global Markets Inc. (or their respective successors) as specified by the Company, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc., Banc of America Securities LLC or Citigroup Global Markets Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by the Company after consultation with the independent investment banker.

“Reference Treasury Dealer Quotations” means, with respect to each reference treasury dealer and any Redemption Date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed first-class, postage-prepaid at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the trustee or by such other method as the trustee deems to be fair and appropriate.

Trustee:	The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A. (formerly, Texas Commerce Bank National Association))

Place of Payment:	The Company will make payments due on the Notes to Cede & Co., as nominee of The Depository Trust Company, or as otherwise may be permitted by the Indenture and the Notes.

Global Securities:	Each series of Notes shall be issued as one or more Global Securities. The Depository Trust Company shall be the Depository.

Events of Default:	In an Event of Default, the principal of the Notes may be declared due and payable in the manner and in the effect provided in the Indenture.

Settlement:	Payments in respect of principal of and interest on the Notes shall be made by the Company in immediately available funds.

Form of Notes:	Attached hereto as Annex A, and incorporated herein by reference.

Each of the undersigned hereby certify that:
1.	I have read Sections 102, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

2.	The statements made herein are based either upon my personal knowledge or on information, data and reports furnished to me by the officers, counsel or employees of the Company who have knowledge of the relevant facts.

3.	In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not all conditions provided for in the Indenture with respect to the determination of the terms of the Notes and the form thereof, and the authentication and delivery of the Notes, have been complied with.

4.	In my opinion, all conditions precedent to the determination of the terms and form of the Notes and to the authentication by the Trustee of $400,000,000 aggregate principal amount of 2013 Notes and $350,000,000 aggregate principal amount of 2018 Notes thereof have been complied with and such Notes may be delivered in accordance with the Indenture.
Capitalized terms not otherwise defined herein have the meaning provided in the Indenture.
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     IN WITNESS WHEREOF, the undersigned have hereunto signed their respective names on this 30th day of September, 2008.

/s/ Helen Y. Lim
Helen Y. Lim
Vice President and Treasurer

/s/ Frederick J. Plaeger, II
Frederick J. Plaeger, II
Senior Vice President and General Counsel